STARWOOD HOTELS & RESORTS WORLDWIDE, INC.
SEPTEMBER 24, 2007 NONQUALIFIED STOCK OPTION AWARD
LEGAL AWARD AGREEMENT PURSUANT TO THE
2004 LONG-TERM INCENTIVE COMPENSATION PLAN
Frits Van Paasschen
     Starwood Hotels & Resorts Worldwide, Inc., a corporation organized under the laws of Maryland (the “Company”), has granted to the individual (the “Optionee”) named in the Award Notification (the “Award Notification”) as of the grant date set forth in the Award Notification (the “Option Date”), pursuant to the provisions of the Starwood Hotels & Resorts Worldwide, Inc. 2004 Long-Term Incentive Compensation Plan (the “Plan”) and that certain Employment Agreement between the Optionee and the Company, dated August 31, 2007 (with employment commencing September 24, 2007) (“Employment Agreement”), a Nonqualified Stock Option (the “Option”) to purchase from the Company that number of Shares and at the Option Price per Share set forth in the Award Notification upon and subject to the terms and conditions set forth below and the terms and conditions set forth in the Plan. References to employment by the Company shall include employment by a subsidiary or affiliate of the Company. Capitalized terms not defined herein shall have the meanings specified in the Plan.
     1. Option Subject to Acceptance of Agreement. The Award shall be void unless the Optionee accepts this Agreement by executing the Award Notification in the space provided. The Option may be exercised in accordance with Section 2 hereof after the Optionee accepts this Agreement.
     2. Time and Manner of Exercise of Option.
          2.1. Maximum Term of Option. In no event may the Option be exercised, in whole or in part, after the eighth anniversary of the Option Date (the “Expiration Date”).
          2.2. Exercise of Option.
          (a) In General. Except as otherwise provided herein, the Option shall become exercisable pursuant to the vesting schedule set forth in the attached Award Notification. After the Option has become exercisable, subject to termination or cancellation of the Option pursuant to the terms of this Agreement or the Plan, the Option may be exercised in the manner prescribed by Section 2.4 with respect to all or any portion of the Shares with respect to which the Option has become exercisable but has not yet been exercised.
          (b) Disability or Death. If the Optionee’s employment by the Company terminates by reason of Disability or death of the Optionee, the Option shall be fully exercisable with respect to all of the Shares subject to the Option on the date of Disability (as defined in the Employment Agreement) or death and, if occurring prior to a Change in Control (as defined in the Employment Agreement), may thereafter be exercised by the Optionee, the Optionee’s Legal Representative or Permitted Transferee, as the case may be, until and including the earlier to occur of – (i) the date which is one year after the effective date of the Optionee’s termination of employment or service by reason of Disability (as defined under the Employment Agreement) or death, or (ii) the Expiration Date. The foregoing notwithstanding, in the case of termination as a result of Disability, during the period beginning on the date of Disability and ending on the date applicable under the preceding sentence, all vested but unexercised Options held by Optionee will be canceled in the event Optionee accepts any employment (including, but not limited to, a position that is substantially comparable to a position the Optionee held with the Company), any assignment, any position of responsibility, or acquires any ownership interest (other than holding and making investments in common equity securities of any corporation, limited partnership or other entity that has its common equity securities traded in a generally recognized market, provided such equity interest therein does not exceed 5% of the outstanding shares or equity interests in such corporation, limited partnership or other entity), which involves the Optionee’s participation in a Competitive Business (as defined in the Employment Agreement).
          (c) Termination by the Company Without Cause or by Optionee Without or For Good Reason. If the Optionee’s employment with the Company involuntarily terminates “without Cause” or the Optionee separates from service with the Company because of Optionee’s resignation for or without “Good Reason” (as those terms are defined in the Employment Agreement) prior to the occurrence of a Change in Control, (i) any vested portion of the Option shall be exercisable until the earlier to occur of – (x) 30 days following the date of Optionee’s termination of employment without “Good Reason,” which period shall be extended to up to 90 days if Optionee is unable to exercise such Option and promptly sell Shares upon such exercise within such 30 days due to restrictions under applicable securities laws or the Company’s insider trading policy; (y) 90 days following the date of termination of Optionee’s employment with “Good Reason” or without “Cause” or (z) the Expiration Date and (ii) any unvested portion of the Option, whether or not then exercisable, shall terminate and be forfeited automatically on the effective date of the termination of Optionee’s employment.
          (d) Retirement. In the case of an Optionee who is or becomes eligible for Retirement prior to when the Option is 100% exercisable, the Option shall be 100% exercisable and vested not later than when the Optionee completes the “Qualifying Service Period,” which is a period of continuous employment extending from the Option Date until 18 months after the Option Date or, if later, the first day the Optionee is currently eligible for Retirement. If the Optionee’s employment with the Company terminates because of Retirement (whether before or after completing the Qualifying Service Period), the Optionee may exercise any vested portion of the Option until and including the earlier to occur of – (i) the fifth anniversary of the Optionee’s effective date of Retirement, or (ii) the Expiration Date. Any portion of an Option that is not vested at Retirement shall be forfeited. If during the three-year period beginning on the date of Retirement, unless otherwise determined by the Committee, all vested but unexercised Options held by the Optionee will be canceled in the event Optionee accepts any employment (including, but not limited to, a position that is substantially comparable to a position the Optionee held with the Company), any assignment, any position of responsibility, or acquires any ownership interest (other than holding and making investments in common equity securities of any corporation, limited partnership or other entity that has its common equity securities traded in a generally recognized market, provided such equity interest therein does not exceed 5% of the outstanding shares or equity interests in such corporation, limited partnership or other entity), which involves the Optionee’s participation in a Competitive Business.
          (e) Certain Deaths. If the Optionee dies during the one-year period following termination of employment or service by reason of Disability, the Option shall be exercisable only to the extent it is exercisable on the date of death and may thereafter be exercised by the
2007 Stock Option Grant

Optionee’s Legal Representative or Permitted Transferee until and including the earlier to occur of – (i) the date which is three months (thirty days in the case of voluntary resignation by the Optionee) after the date of death (but in the case of death following termination of employment or service by reason of Disability, no less than one year after the date of such termination of employment or service), or (ii) the Expiration Date. If the Optionee dies during the five-year period following termination of employment or service by reason of Retirement, the Option shall be fully exercisable with respect to all of the Shares subject to the Option on the date of death and may thereafter be exercised by the Optionee’s Legal Representative or Permitted Transferee until and including the earlier to occur of – (I) the date which is one year after the date of death, or (II) the Expiration Date.
          (f) Change in Control. Upon the occurrence of a Change in Control, the Option shall become immediately fully vested and exercisable and shall remain exercisable until the Expiration Date.
          (g) Forfeiture. If the Optionee is involuntarily separated from service with the Company for Cause, Optionee shall forfeit automatically the Option (whether vested or unvested) as of the effective date of the Optionee’s separation from service and such Option shall be cancelled by the Company.
          2.3. Method of Exercise and Payment. Subject to the limitations set forth in this Agreement, the Option may be exercised by the Optionee (1) by giving oral, written or electronic notice to the Company or its designated representative specifying the number of whole Shares to be purchased and payment therefor in full on or prior to the Payment Date (as defined below) either (i) in cash or its equivalent, (ii) by tendering previously owned whole Shares (or delivering a certification or attestation of ownership of such Shares) having a Fair Market Value, determined as of the date of exercise, equal to the aggregate purchase price for the Shares being purchased pursuant to such exercise (which the Optionee has held for at least six months prior to the delivery of such Shares and for which the Optionee has good title, free and clear of all liens and encumbrances), (iii) in a combination of (i) and (ii), or (iv) by means of a cashless exercise as permitted under Federal Reserve Board’s Regulation T and using a broker-dealer acceptable to the Company, and (2) by executing such documents as the Company may reasonably request. The Committee shall have sole discretion to disapprove an election pursuant to any of clauses (ii), (iii) or (iv). Any fraction of a Share which would be required to pay such purchase price shall be disregarded and the remaining amount due shall be paid in cash by the Optionee. No certificate representing a Share shall be delivered until the full purchase price therefor has been paid. “Payment Date” shall mean the date on which a sale transaction in connection with a cashless exercise (whether or not payment is actually made pursuant to a cashless exercise) would have settled in connection with the subject option exercise.
          2.4 Termination of Option. The Option shall terminate, to the extent not exercised pursuant to Section 2.3 or earlier terminated or cancelled pursuant to Section 1 or 2.2, at 5:00 p.m. New York time, on the Expiration Date. In no event may the Option be exercised after it terminates as set forth in this Section 2.4.
2007 Stock Option Grant

     3. Additional Terms and Conditions of Option.
          3.1. Nontransferability of Option. The Option may not be transferred by the Optionee other than by will or the laws of descent and distribution or pursuant to beneficiary designation procedures approved by the Company. Except to the extent permitted by the foregoing sentence, during the Optionee’s lifetime the Option is exercisable only by the Optionee or the Optionee’s Legal Representative. Except as permitted by the foregoing, the Option may not be sold, transferred, assigned, pledged, hypothecated, voluntarily encumbered or otherwise disposed of (whether by operation of law or otherwise) or be subject to execution, attachment or similar process. Upon any attempt to so sell, transfer, assign, pledge, hypothecate, voluntarily encumber or otherwise dispose of the Option, the Option and all rights hereunder shall immediately become null and void.
          3.2. Withholding Taxes.
          (a) Required Withholding. As a condition precedent to the delivery of Shares upon exercise of the Option, the Optionee shall, upon request by the Company, pay to the Company in addition to the purchase price of the Shares, such amount of cash as the Company may be required, under all applicable federal, state, local or other laws or regulations, to withhold and pay over as income or other withholding taxes (the “Required Tax Payments”) with respect to such exercise of the Option. If the Optionee shall fail to advance the Required Tax Payments after request by the Company, the Company may, in its discretion, deduct any Required Tax Payments from any amount then or thereafter payable by the Company to the Optionee.
          (b) Withholding Alternatives. The Optionee may elect to satisfy his or her obligation to advance the Required Tax Payments by any of the following means: (1) a cash payment to the Company pursuant to Section 3.2(a), (2) delivery to the Company of previously owned whole Shares (which the Optionee has held for at least six months prior to the delivery of such Shares and for which the Optionee has good title, free and clear of all liens and encumbrances) having a Fair Market Value, determined as of the date the obligation to withhold or pay taxes first arises in connection with the Option (the “Tax Date”), equal to the Required Tax Payments, (3) subject to the remaining provisions of this Section 3.2(b), by having the Company withhold Shares having a Fair Market Value as of the Tax Date equal to the Required Tax Payments, (4) a cash payment by a broker-dealer acceptable to the Company pursuant to a cashless exercise permitted by Federal Reserve Board’s Regulation T or (5) any combination of (1), (2) or (3). The Committee shall have the sole discretion to disapprove of an election pursuant to any of clauses (1), (2), (4) or (5). Shares to be delivered to or withheld by the Company may not have a Fair Market Value in excess of the minimum amount of the Required Tax Payments. Any fraction of a Share which would be required to satisfy any such obligation shall be disregarded and the remaining amount due shall be paid in cash by the Optionee. No certificate representing a Share shall be delivered until the Required Tax Payments have been satisfied in full.
          3.3 Adjustment. In the event of any stock split, stock dividend, recapitalization, reorganization, merger, consolidation, combination, exchange of shares, liquidation, spin-off or other similar change in capitalization or event, or any distribution to holders of Shares other than a regular cash dividend, the number and class of securities subject to
2007 Stock Option Grant

the Option and the purchase price per security shall be equitably adjusted by the Committee; provided that the number of Shares subject to the Option shall always be a whole number.
          3.4. Compliance with Applicable Law. The Option is subject to the condition that if the listing, registration or qualification of the Shares subject to the Option upon any securities exchange or under any law, or the consent or approval of any governmental body, or the taking of any other action is necessary or desirable as a condition of, or in connection with, the purchase or delivery of Shares hereunder, the Option may not be exercised, in whole or in part, unless such listing, registration, qualification, consent or approval shall have been effected or obtained, free of any conditions not acceptable to the Company. The Company agrees to use reasonable efforts to effect or obtain any such listing, registration, qualification, consent or approval. As a further condition precedent to any exercise of the Option, the Optionee – (i) shall comply with all regulations and requirements of any regulatory authority having control of or supervision over the issuance or delivery of the Shares, (ii) shall comply with all laws, rules and regulations applicable to the ownership of stock options and stock and the exercise of stock options, including, without limitation, currency and exchange laws, rules and regulations and (iii) in connection therewith, shall execute any documents which the Board or the Committee shall deem necessary or advisable in its sole discretion.
          3.5. Delivery of Certificates. Upon the exercise of the Option, in whole or in part, and the satisfaction of all requirements of this Agreement related to such exercise, the Company shall deliver or cause to be delivered one or more certificates representing the number of Shares purchased against full payment therefor. The Company shall pay all original issue or transfer taxes and all fees and expenses incident to such delivery, except as otherwise provided in Section 3.2.
          3.6. Option Confers No Rights as Stockholder. The Optionee shall not be entitled to any privileges of ownership with respect to Shares subject to the Option unless and until purchased and delivered upon the exercise of the Option, in whole or in part, and the Optionee becomes a stockholder of record with respect to such delivered Shares; and the Optionee shall not be considered a stockholder of the Company with respect to any such Shares not so purchased and delivered.
          3.7. Option Confers No Rights to Continued Employment; Agreement Survival. In no event shall the granting of the Option or its acceptance by the Optionee give or be deemed to give the Optionee any right to continued employment by the Company or any affiliate of the Company. This Agreement shall survive the termination of the Optionee’s employment for any reason.
          3.8. Company to Reserve Shares. The Company shall at all times prior to the expiration or termination of the Option reserve or cause to be reserved and keep or cause to be kept available, either in its treasury or out of its authorized but unissued Shares, the full number of Shares subject to the Option from time to time.
          3.9. Prospectus. The Optionee will be provided a copy of the Prospectus relating to the Plan, the Option and the Shares covered thereby. The Optionee agrees that he or she has reviewed the Prospectus, and fully understands his or her rights under the Plan.
2007 Stock Option Grant

          3.10. Agreement Subject to the Plan. This Agreement is subject to the provisions of the Plan and shall be interpreted in accordance therewith. The Optionee hereby acknowledges receipt of a copy of the Plan.
     4. Miscellaneous Provisions.
          4.1. Designation as Nonqualified Stock Option. The Option is hereby designated as not constituting an Incentive Stock Option; this Agreement shall be interpreted and treated consistently with such designation.
          4.2. Meaning of Certain Terms. As used herein, the term “Legal Representative” shall include an executor, administrator, beneficiary or person legally authorized to act on behalf of the Optionee, and the term “Permitted Transferee” shall include any transferee designated pursuant to beneficiary designation procedures which may be approved by the Company. References in this Agreement to sections of the Code shall be deemed to refer to any successor section of the Code or any successor internal revenue law.
          4.3. Successors. This Agreement shall (i) be binding upon the Company and its successors and assigns and (ii) inure to the benefit of any person or persons who shall, upon the death of the Optionee, acquire any rights hereunder in accordance with this Agreement or the Plan.
          4.4. Notices. All notices, requests or other communications provided for in this Agreement shall be made, if to the Company, to the Company or its designated representative at corporate headquarters in White Plains, New York, Attention: Human Resources, or such other address specified by the Company, and if to the Optionee, to the address set forth for the Optionee on the records of the Company. All notices, requests or other communications provided for in this Agreement shall be made in writing either (i) by personal delivery to the party entitled thereto, (ii) by facsimile with confirmation of receipt, (iii) by mailing in the United States mails to the last known address of the party entitled thereto or (iv) by express courier service. The notice, request or other communication shall be deemed to be received upon personal delivery, upon confirmation of receipt of facsimile transmission or upon receipt by the party entitled thereto if by United States mail or express courier service; provided, however, that if a notice, request or other communication is not received during regular business hours, it shall be deemed to be received on the next succeeding business day of the Company.
          4.5. Reform by Court or Severability. In the event that any provision of this Agreement is deemed by a court to be broader than permitted by applicable law, then such provision shall be reformed (or otherwise revised or narrowed) so that it is enforceable to the fullest extent permitted by applicable law. If any provision of this Agreement shall be declared by a court to be invalid or unenforceable to any extent, the validity or enforceability of the remaining provisions of this Agreement shall not be affected.
          4.6. Amendment; Waiver. No provision of this Agreement may be amended or waived unless agreed to in writing and signed by the Chief Human Resources Officer of the Company. The failure to exercise, or any delay in exercising, any right, power or remedy under this Agreement shall not waive any right, power or remedy which the Company has under this Agreement.
2007 Stock Option Grant

          4.7. Section 409A. This Agreement shall be interpreted and applied so that the Option will not be subject to Code Section 409A. In addition, this Agreement shall be interpreted and applied as if it contained any additional provisions that it is required to contain in order for the Option to be exempt from Code Section 409A.
          4.8 Personal Data. By accepting the Option, Optionee has voluntarily consented to the collection, use, processing and transfer of personal data about Optionee, including Optionee’s name, home address and telephone number, date of birth, social security number or other employee identification number, salary, nationality, job title, and other details of the Option for the purpose of managing and administering the Plan (“Data”). Company and/or its Subsidiaries will transfer Data amongst themselves as necessary for the purpose of implementation, administration and management of Optionee’s participation in the Plan, and Company and/or any of its Subsidiaries may each further transfer Data to any third parties assisting Company in the implementation, administration and management of the Plan, including the transfer of Data within and outside of the Optionee’s country of residence.
          4.9. Governing Law. Subject to the next sentence, the Option and this Agreement, and all determinations made and actions taken pursuant hereto and thereto, to the extent not governed by the laws of the United States, shall be governed by the laws of the State of Maryland (or such other state as may apply under the Plan) and construed in accordance therewith without giving effect to principles of conflicts of laws. However, the enforceability of the provisions of Section 2.3 shall be determined and governed by the laws of the State of New York without giving effect to conflicts of laws principles.
STARWOOD HOTELS & RESORTS WORLDWIDE, INC.

By: Kenneth S. Siegel, Chief Administrator Officer and General Counsel
2007 Stock Option Grant